Exhibit 10.1

Jack Dunn President and Chief Executive Officer	FTI Consulting 500 East Pratt Street Suite 1400 Baltimore, MD 21202 410.951.4800 main 410.224.1483 direct 410.224.3552 fax jack.dunn@fticonsulting.com www.fticonsulting.com
January, 9 2006

Mr. John A. MacColl

1727 Western Run Road

Cockeysville, MD 21230

Dear John:

I am delighted to extend to you the following offer for employment at FTI Consulting, Inc. The terms of your employment will be as follows:

Position – Executive Vice President, Chief Risk Officer.

Effective Date – Your employment will commence on or before January 10, 2006.

Base Salary – $400,000 per year.

Bonus Opportunity – Participation in the bonus program for senior executive officers with a bonus opportunity of 1.5 times your Base Salary upon achievement of corporate goals.

Signing Bonus – $300,000. If you voluntarily resign other than for Good Reason (as defined in the company’s employment agreements with its senior executive officers) before the first anniversary of the Effective Date, you will repay to the company a pro rata portion of the signing bonus.

Stock Options – Initial grant of stock options on 50,000 shares of common stock at market price on date of grant, half (25,000) vesting immediately with the remainder vesting pro rata over three years. In addition, a grant of stock options on 25,000 shares of common stock during 2006 after approval of the amended stock option plan at the then market price vesting over three years from that date. You will be eligible for regular annual stock option grants beginning in 2007, consistent with grants to other senior executive officers. Other terms and conditions of the stock options will be similar to those granted to the company’s senior executive officers.

Restricted Stock – Initial grant of 10,000 shares vesting pro rata over three years. Other terms and conditions of the restricted stock awards will be similar to those granted to the company’s senior executive officers.

Benefits – Full company benefits, including company car.

Mr. John A. MacColl

January 9, 2006

Location – Baltimore or other mutually agreed upon location where the company has a significant number of employees.

Employment at Will – You will be an employee-at-will. However, if your employment is terminated within three years of the Effective Date either (1) without Cause or for Good Reason, in either case on or within two years after a Change in Control, or (2) in anticipation of a Change in Control, you will receive an immediate, lump sum cash payment of all amounts that would have been paid to you by the company had you been employed through the third anniversary of the Effective Date, including bonuses at the greater of target (1 times your Base Salary at the time of termination) or the highest actual bonus you earned before termination, and vesting of all stock options and restricted stock (to the extent that they do not otherwise vest on a Change In Control). For this purpose, Cause, Good Reason and Change in Control are defined as provided in the company’s employment agreements with its senior executive officers. After three years of employment, you will be entitled to the Change in Control benefits applicable to our senior executive officers.

We are very enthusiastic about the potential of you joining FTI in a role which we feel will be extremely important to our long term growth. In the position of Executive Vice President, Chief Risk Officer, you will report directly to me, have a seat on the Executive Committee, and be the primary responsible executive for oversight of our legal and risk management activities.

I look forward to discussing this opportunity in detail with you and hope that we can develop a meeting of the minds so that you can quickly join the FTI team.

Yours truly,

/s/ Jack Dunn
Jack Dunn

Accepted and Agreed:

/s/ John A. MacColl	1/09/06
John A. MacColl	Date